Exhibit 12

American Cellular Corporation

	Predecessor

	Six months	February 25,
	ended	1998 through	Year ended	Year ended	Year ended	Year ended
Ratio of earnings to fixed charges:	6/30/1998	12/31/98	1999	2000	2001	2002

(Loss) income from continuing operations	(6,286,000)	(40,399,000)	(29,814,000)	(100,585,000)	(136,223,530)	(813,574,954)
Income tax provision (benefit)	—	530,000	5,418,000	(33,242,000)	(52,199,794)	(14,383,305)

Pre tax (loss) income	(6,286,000)	(39,869,000)	(24,396,000)	(133,827,000)	(188,423,324)	(827,958,259)
Interest expense	38,955,000	61,477,000	106,888,000	133,270,000	165,456,826	142,003,848

Earnings (loss)	32,669,000	21,608,000	82,492,000	(557,000)	(22,966,498)	(685,954,411)

Interest expense	38,955,000	61,477,000	106,888,000	133,270,000	165,456,826	142,003,848

Subtotal-Fixed Charges	38,955,000	61,477,000	106,888,000	133,270,000	165,456,826	142,003,848
Ratio of earnings to fixed charges	n/a	n/a	n/a	n/a	n/a	n/a

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Predecessor		Historical

			For the	For the
			period from	period from
			January 1,	formation
			2003	(June 23,	Pro Forma
	Pro Forma		through	2003) through	9 months
	Year ended	9 months ended	August 18,	September 30,	ended
Ratio of earnings to fixed charges:	2002	9/30/2002	2003	2003	9/30/2003

(Loss) income from continuing operations	(784,755,000)	(390,667,138)	2,338,639	656,288	16,321,967
Income tax provision (benefit)	4,831,000	(9,111,420)	1,960,532	402,243	11,247,499

Pre tax (loss) income	(779,924,000)	(399,778,558)	4,299,171	1,058,531	27,569,466
Interest expense	93,969,000	109,247,715	78,136,350	13,849,099	70,477,125

Earnings (loss)	(685,955,000)	(290,530,843)	82,435,521	14,907,630	98,046,591

Interest expense	93,969,000	109,247,715	78,136,350	13,849,099	70,477,125

Subtotal-Fixed Charges	93,969,000	109,247,715	78,136,350	13,849,099	70,477,125
Ratio of earnings to fixed charges	n/a	n/a	1.06	1.08	1.39